Share Dealing Policy
GSK Enterprise
VQD-POL-000957 (13.0)
Purpose
At GSK, doing the right thing is a key commitment we are asked to make together. Acting with integrity and care and complying with applicable laws, regulations, standards and policies is at the heart of what we do to make GSK a company that everyone trusts. We must meet the high standards we set ourselves as a company, and those that are expected of us externally.

This Policy supports the commitment we make in VQD-POL-001179: The GSK Code , to do the right thing. It is in place to ensure we comply with those laws and regulations which restrict our ability to deal in GSK Securities and in the securities of the companies with which we work. This is because some of us may have access to information through our work that is not publicly known, and which could affect GSK’s share price. To deal in GSK Securities when in possession of such inside information is known as insider trading and is illegal.

This Policy is designed to give clear guidance on the procedures to be followed, and the restrictions which apply, when dealing in GSK Securities. This is to ensure compliance with our obligations under the Market Abuse Regulation and the Criminal Justice Act 1993 and to ensure that we do not abuse, or place ourselves under suspicion of abusing, inside information about GSK or about the companies with which we work.

There are times, as explained in this Policy, when we (and some people connected with us such as family members) cannot deal in GSK Securities or securities in companies with which we work.

If you fail to comply with any part of the Policy which applies to you, you may face disciplinary action up to and including termination of office, employment or contract and, depending on the circumstances, such non-compliance may also constitute a civil and/or criminal offence.

This Policy imposes dealing restrictions which go beyond those imposed by law.

Some words in this Policy are defined. You can find their meaning in the Glossary.
Business Activities / Content Covered
This Policy covers the requirements which apply to certain GSK officers, employees and complementary workers when dealing in GSK Securities or in the securities of companies with which GSK works.

There is a separate guidance on the management and disclosure of Inside Information made available to individuals who are notified in writing by GSK that they are on an active Insider List and are therefore prohibited from dealing in GSK Securities.

Who needs to follow it?
Document Audience Scope
This Share Dealing Policy applies to:

Category	Description	Policy sections which apply
PDMRs (and their PCAs and Investment Managers)	Directors of GSK plc, ExCom members and the Company Secretary.	–Section 1: Paras 1.1 - 1.5, 1.7 & 1.8 –Section 2 –Appendices 1 - 3
DEs (and their PCAs and Investment Managers)
GSK employees or complementary workers who are not PDMRs but who have been identified by an ExCom member as being likely to have regular access to confidential, critical and sensitive information which may be determined to be Inside Information.
If you are a DE you will have received notification from Secretariat that you are on the DE List.
–Section 1: Paras 1.1 - 1.5, 1.7 & 1.8 –Appendices 1 - 3
Insiders (and their PCAs and Investment Managers)	Individuals who are notified in writing by GSK that they are on an active Insider List and are therefore prohibited from dealing in GSK Securities.	–Section 1: Paras 1.6, 1.7 & 1.8 –Appendix 1 –Appendix 2 –Appendix 3: Part B

Your categorisation may change (for example, if you are a DE you might also be included on an active Insider List and therefore you will also be an Insider). You MUST ensure you comply with all provisions of this Policy which apply to your categorisation.

Every reference to a “PDMR”, “DE” or “Insider” should also be read so as to refer to their PCAs and Investment Manager.
Roles and Responsibilities

Roles	Key Responsibilities
PDMRs, DEs and Insiders	Comply with this Policy
Secretariat	Administer and monitor compliance with this Policy
Policy Breach
All in scope of this Policy are expected to be aware of and comply with this Policy and immediately report any actual or suspected violations. All in scope of this Policy are required to co-operate with any management review or internal investigation that subsequently arises.

If you breach this Policy, you will be subject to consequence management. This can include, but is not limited to, corrective actions, re-training, or disciplinary action up to and including termination of employment with GSK
What do you need to know / do?
1.SECTION 1 - GENERAL DEALING REQUIREMENTS
1.1.Requirement to obtain written clearance before dealing
a.If you are a PDMR or DE, you must not deal on your own behalf or for anyone else, directly or indirectly, in GSK Securities without obtaining prior written clearance from GSK in accordance with this Section 1.1.

What does “deal” mean?
“Deal” has a very wide interpretation and includes ANY type of transaction in GSK Securities. Here are some examples but you can find more examples in Appendix 1:
–sale or purchase of GSK shares or ADSs (or cancelling or amending existing orders in relation to GSK shares or ADSs);
–transfer or gift of GSK shares or ADSs to another person including a family member;
–transfer of GSK shares or ADSs between your own accounts (even when there is no change in beneficial ownership);
–using GSK shares or ADSs as security for a loan;
–changing your dividend reinvestment election on your GSK shares or ADSs;
–applying to join a GSK share scheme such as Share Save or Share Reward or changing your regular savings amounts or dividend instructions within these schemes or within GSK US pension plans;
–transactions in GSK shares or ADSs undertaken by Investment Managers on your behalf; or
–transactions in GSK shares or ADSs you carry out for someone else.
As a general rule, you must assume that ANY transaction of ANY kind involving GSK Securities is dealing and therefore would require prior written clearance. If you are in any doubt about whether a transaction is a “dealing” for the purpose of this Policy, you must contact Secretariat before proceeding.

If you hold GSK shares or ADSs through a GSK share scheme or US pension plan, please refer to Appendix 2 as it gives examples of when you need to seek clearance for matters relating to these schemes or plans.
What does “GSK Securities” mean?
GSK shares or ADSs as well as debt instruments (e.g., bonds) issued by GSK or its subsidiaries and derivatives or financial instruments linked to GSK shares, ADSs or debt instruments.

b.Applications for clearance must be made through Insidertrack at https://insiders.gsk.com where a record of your application and clearance or refusal will be stored.
c.Once you have applied for clearance through Insidertrack, Secretariat will arrange for your application to be submitted to the appropriate authorised person (see table below) for clearance. You cannot give yourself clearance to deal.

Dealings by:	Require clearance by:
Chair	CEO or SID
CEO	Chair or SID
Other GSK plc Directors / Company Secretary	Any one of the Chair, CEO or CFO
ExCom members	Any one of the Chair, CEO, CFO or Company Secretary
DEs	Company Secretary (or, in her absence, any GSK plc Director)

d.You will receive a written response to your application from Secretariat (usually by email via Insidertrack) normally within two UK business days of applying. You must not plan to deal in the expectation that clearance may be granted within a shorter timeframe and you must note that it may take up to five UK business days to respond to your application. If you have not received a response within five UK business days, you must assume clearance has not been given.
e.You must not submit an application for clearance to deal if you are in possession of Inside Information. If you become aware that you are or may be in possession of Inside Information after you submit an application, you must inform Secretariat as soon as possible and you must refrain from dealing (even if you have been given clearance).
f.If you are granted clearance to deal and you wish to proceed with dealing, you must deal within your clearance authority as soon as possible and in any event within two UK business days of receiving clearance. If you have not completed the dealing within two business days, you must apply for clearance again.
g.If you are refused clearance to deal you will not normally be given any reasons. You must keep any refusal confidential and not discuss it with anyone else, including a PCA.
h.Clearance for you to deal may be granted subject to specific conditions, which you will be notified about. If this is the case, you must comply with those conditions when dealing.
i.Even if you are granted clearance to deal, you remain subject at all times to the Market Abuse Regulation and the Criminal Justice Act 1993. Nothing in this Policy sanctions a breach of the prohibitions of insider dealing or of unlawful disclosure of Inside Information under the Market Abuse Regulation, the provisions of the Criminal Justice Act 1993 relating to insider dealing and the improper disclosure of information or any other relevant legal or regulatory requirements.
1.2.Circumstances when clearance will not be granted
a.If you are a PDMR or DE, clearance to deal will not be granted during a Prohibited Period which means during:
-a Closed Period; or
-any period when Inside Information exists and you are either a PDMR or you are included on an active Insider List.
However, clearance to deal may be granted during a Prohibited Period in certain very limited circumstances:
-if you are in severe financial difficulty or there are other extremely exceptional circumstances which require the immediate sale of GSK shares or ADSs (as described more fully in Appendix 3, Part A); and
-in other limited circumstances, particularly in relation to some types of GSK share scheme transactions (as described more fully in Appendix 3, Part B).

b.In addition, clearance to deal may not be granted when there is sensitive information relating to GSK (e.g., GSK is in the early stages of a significant transaction but the existence of such transaction does not yet constitute Inside Information).
1.3.Dealings which are prohibited
a.If you are a PDMR or DE, you must not deal in GSK Securities:
-on considerations of a short-term nature. A sale of GSK Securities which were acquired less than a year previously, or an investment with a maturity of one year or less, will be treated as being of a short-term nature; or
-if such dealing involves short selling in such securities.
b.In ordinary circumstances, a PDMR or DE will not be given clearance to enter into, amend or cancel a Trading Plan under which GSK Securities may be bought or sold.
1.4.Restrictions on dealings by PCAs
a.If you are a PDMR or DE:
-You must inform your PCAs that they are subject to the dealing restrictions under this Policy and therefore they must not deal:
-during Prohibited Periods; or
-on considerations of a short-term nature.
-You must ensure your PCAs do not deal in GSK Securities without obtaining prior clearance. You must apply for clearance on their behalf through Insidertrack at https://insiders.gsk.com.
-You must not disclose Inside Information (including the fact that GSK is in a Prohibited Period due to the existence of any matter which constitutes Inside Information) or any other confidential information to your PCAs at any time, including when informing them that they are subject to dealing restrictions under this Policy.
b.If you are a PDMR, you must provide Secretariat with a list of your PCAs and notify Secretariat of any changes to that list.
1.5.Investment Managers
a.If you are a PDMR, DE or their PCA, any dealings in GSK Securities undertaken by your Investment Manager (whether or not on a discretionary basis) are subject at all times to this Policy. This means that you must ensure your Investment Manager does not deal:
-during Prohibited Periods;
-on considerations of a short-term nature; or
-without obtaining prior clearance.
You must apply for clearance for dealings by your Investment Manager (or your PCA’s Investment Manager) through Insidertrack at https://insiders.gsk.com.
b.For the avoidance of doubt, clearance is required, but is routinely given, for the purchase or sale by your Investment Manager of units or shares in, or financial instruments which provide exposure to, a Disregarded Undertaking.
1.6.Insiders
This section applies to Insiders only.

a.If you are an Insider and you have been notified in writing by Secretariat that you are included on an active Insider List, you must not:

-deal in GSK Securities and you must ensure your PCAs and Investment Managers do not deal in GSK Securities; or
-recommend or encourage someone else to deal in GSK Securities, even if you will not profit or otherwise benefit from such dealings.
b.These restrictions apply until such time that you receive written notification from Secretariat that you are no longer included on an active Insider List.
1.7.Dealing in other listed companies’ securities
a.If you obtain or are given access to Inside Information in relation to a listed company other than GSK, you must not deal in the securities of that company, as doing so is very likely to constitute a civil and/or criminal offence. This applies whether you are a PDMR, DE, Insider or a PCA or Investment Manager of such individual.
1.8.Summary of general dealing requirements

SUMMARY
If you are a PDMR or DE:

-You MUST NOT deal in GSK Securities, and you MUST ensure your PCAs and Investment Managers DO NOT deal in GSK Securities, without obtaining prior written clearance.
-You must assume that ANY transaction of ANY kind involving GSK Securities amounts to “dealing” and would therefore require prior written clearance.
-There are periods when you MUST NOT deal and you MUST ensure your PCAs and Investment Managers DO NOT deal in GSK Securities - these are known as Prohibited Periods.
If you are an Insider:

-You MUST NOT deal and you MUST ensure your PCAs and Investment Managers DO NOT deal in GSK Securities until the Insider List is closed.
If you are in any doubt about any aspect of this Policy, contact Secretariat at plcteam@gsk.com

2.SECTION 2 - REQUIREMENTS FOR PDMRs AND THEIR PCAs ONLY
2.1.Notification of transactions
a.PDMRs and their PCAs must notify GSK via Secretariat in writing of every Notifiable Transaction in GSK Securities conducted on their own account.
b.The notification must include:
-the PDMR’s and, if appropriate, the PCA’s name;
-the date and time of the transaction;
-the number of securities;
-the class of share (if relevant);
-the nature of the transaction; and
-the price (a copy of the contract note will suffice).
The notification must be sent to Secretariat as soon as possible after the transaction but in any event within three UK business days of the transaction date. If you engage an Investment Manager (whether discretionary or not), you must ensure that they notify you of any Notifiable Transactions conducted on your behalf promptly so as to allow you to notify Secretariat within this time frame.
c.PDMRs and their PCAs must also notify the FCA of every Notifiable Transaction in GSK Securities conducted on their own account within three UK business days of the transaction date. In practice, Secretariat notifies the FCA on behalf of PDMRs and PCAs after it receives a notification from the relevant PDMR/PCA containing all of the information listed in paragraph 2.1.b. above.

It is the responsibility of each PDMR and their PCA to ensure Secretariat receives the requisite information no later than three UK business days after each Notifiable Transaction, to allow Secretariat to notify the FCA on their behalf before the applicable deadline.

If you are uncertain as to whether a particular transaction constitutes a Notifiable Transaction, you must contact Secretariat.
2.2.Duty to notify PCAs of their obligations under the Market Abuse Regulation
a.PDMRs must notify their PCAs of their obligations pursuant to the Market Abuse Regulation, as outlined in this Policy. In particular, PCAs must be made aware of their obligations to:
-seek clearance to deal in GSK Securities and not to deal in GSK Securities during Prohibited Periods, and
-notify GSK and the FCA (via Secretariat) of Notifiable Transactions conducted on their own account.
b.The Market Abuse Regulation requires PDMRs to notify their PCAs of such obligations in writing, and to keep a record of such notification. Secretariat can assist with this process.
What monitoring is required for this policy?
General questions on risk management and monitoring can be raised to your business area Ethics & Compliance Business Partner, the Enterprise Risk Management Team in Global Ethics and Compliance, your embedded risk management group (if applicable), or the aligned Enterprise/Business/Function Risk Owners.

Glossary

Term	Definition
ADSs	GSK plc American Depositary Shares.
Closed Period	Each of the following periods:
(A)
the period from the end of the relevant financial year up to and including the time of the preliminary announcement of GSK’s annual results or, if longer, the period of 30 calendar days immediately preceding (and including) the time of any such announcement; and

(B)
the period from the end of the relevant financial quarter up to and including the announcement of GSK’s first, second or third quarter results or, if longer, the period of 30 calendar days immediately preceding (and including) the time of any such announcement.

DE or Designated Employee	A permanent or temporary employee or a complementary worker of GSK who:
	(A)	is not a PDMR;
	(B)	is deemed by the ExCom as being likely to have regular access to confidential, critical and sensitive information which may be determined to be Inside Information; and
	(C)	following identification by an ExCom member, has been added to a DE List by Secretariat and has received notification from Secretariat that they are a DE for the purposes of this Policy.
DE List	A list of DEs which is maintained by Secretariat.
Disregarded Undertaking	A collective investment undertaking (such as a UCITS or an Alternative Investment Fund) or portfolio of assets which satisfies the following two conditions:
(A)
It is either:

i.a collective investment undertaking or portfolio of assets in respect of which the relevant PDMR, DE or their PCA has ascertained that the exposure to GSK Securities does not exceed 20% of the assets held by that collective investment undertaking or portfolio of assets; or
ii.a collective investment undertaking or portfolio of assets whose exposure to GSK Securities has not, and cannot, be ascertained by the relevant PDMR, DE or their PCA and there is no reason to believe that the investment composition or exposure of the relevant undertaking or portfolio of assets to GSK Securities exceeds 20%; and

	(B)	the relevant PDMR, DE or PCA is unable to determine or influence the investment strategy or transactions of that collective investment undertaking or portfolio of assets.
ExCom	The Executive Committee of GSK plc.
FCA	The UK Financial Conduct Authority.
GSK	GSK plc and its subsidiaries or subsidiary undertakings.

Term	Definition
GSK Securities	Any publicly traded or quoted shares or debt instruments of GSK plc (or of any GSK plc subsidiaries or subsidiary undertakings) and derivatives or other financial instruments linked to any of them.
Inside Information	Information which:
	(A)	Is precise;
	(B)	relates directly or indirectly to GSK Securities; and
	(C)	has not been made public and which would, if it were made public, be likely to have a significant effect on the price of those securities.
Information is “precise” if it is about existing circumstances or events which may occur. Information is “likely to have a significant effect on price” if it is information that a reasonable investor would be likely to use as part of the basis of their investment decision. Information does not have to be specific enough to indicate whether the price of GSK Securities will go up or down for it to be “precise”.

Insider	An individual who has been notified in writing by Secretariat that they are included on an Insider List.
Insider List	A list maintained by Secretariat of individuals who have access to Inside Information.
Investment Manager	An investment professional who manages investments with or without discretion.
Market Abuse Regulation	UK version of the EU Market Abuse Regulation (596/2014) which came into effect on 1 January 2021 when the EU Market Abuse Regulation (596/2014) was incorporated into UK domestic law by the European Union (Withdrawal) Act 2018, as amended.
Notifiable Transaction (in relation to PDMRs and PCAs only)	Any transaction relating to GSK Securities conducted for the account of any PDMR or any of their PCAs, whether the transaction was conducted by the PDMR or their PCA or on their behalf by a third party and regardless of whether the PDMR or PCA had control over the transaction. Transactions which are undertaken by a “family office”, a trust, a discretionary portfolio arrangement and all other investment vehicles are likely to constitute Notifiable Transactions.
PCA or Person Closely Associated	A person closely associated with a PDMR, DE or Insider, being any of:
	(A)	a spouse or civil partner; or
	(B)	a child or stepchild under the age of 18 years who is unmarried and does not have a civil partner; or
	(C)	a relative who has shared the same household as for at least one year on the date of the relevant dealing; or
	(D)	a legal person, trust or partnership, the managerial responsibilities of which are discharged by a PDMR, DE or Insider (or by a person referred to in (A), (B), or (C) of this definition), or which is directly or indirectly controlled by that person, or which is set up for the benefit of that person or which has economic interests which are substantially equivalent to those of that person.

Term	Definition
PDMR	A person discharging managerial responsibilities at GSK being either:
	(A)	a director of GSK plc;
	(B)	an ExCom member;
	(C)	the Company Secretary of GSK plc; or
	(D)	Any other employee who has been told that they are a PDMR.
Prohibited Period	Each of the following periods:
	(A)	any Closed Period; or
	(B)	any period when there exists any matter which constitutes Inside Information and you are either a PDMR or you are included on an active Insider List.
Secretariat	GSK Corporate Secretariat.
SID	The Senior Independent Director of GSK plc.
Trading Plan	A written plan entered into by a PDMR/DE/Insider/PCA and an independent third party that sets out a strategy for the acquisition and/or disposal of GSK Securities by the PDMR/DE/Insider/PCA, and:
	(A)	specifies the amount of GSK Securities to be dealt in and the price(s) at which and the date(s) on which GSK Securities are to be dealt in; or
	(B)	gives discretion (subject to any restrictions or parameters set out in the plan) to that independent third party to make trading decisions about the amount of GSK Securities to be dealt in and the price at which and the date on which GSK Securities are to be dealt in; or
	(C)	includes a method for determining the amount of GSK Securities to be dealt in and the price at which and the date on which GSK Securities are to be dealt in.

Where to raise questions, concerns or exceptions
If you are unsure about how to apply this Policy, or feel you need to raise an exception to it please bring this to the attention of a manager, supervisor or by email to Corporate Secretariat (plcteam@gsk.com).

If you see any violations of this Policy, please report it through the appropriate Speak Up channels. To find your local Speak Up integrity line number or to report online, please visit: www.gsk.com/speakup
References
Related Documents

Doc Number and Name	Doc Relationship
VQD-POL-001179: The Code	Related Policy
VQD-POL-003630: Inside Information	Related Policy
Additional related information

Information	Where to find it
Training	DE training is required when an individual is added to the DE List and on an annual refresher basis
Other Help	Email Corporate Secretariat (plcteam@gsk.com).
Administration
Version History and Changes

Current Version:	VQD-POL-000957 (13.0) See system watermarked header and/or signature page for this version’s effective date. Changes since last revision: –Updated GLT references to ExCom
Previous Versions:	25-Nov-2025: VQD-POL-0009574 (12.0) 05-Jun-2025: VQD-POL-000957 (11.0) 08-Nov-2019: POL_87129 (10.0)
Document Alias:	POL_87129 (7.0); POL-GSK-008
Records Retention:	Retain versions in accordance with GSK Records Retention Schedule unless over ridden by an active Legal Preservation Notices.

Appendices
Appendix 1:     Examples of transactions that constitute dealing
The following is a non-exhaustive list of transactions which constitute dealing:

a.Entering or cancelling participation in a share acquisition scheme relating only to GSK Securities under which:
i.shares are purchased by a PDMR, DE, Insider or PCA pursuant to a regular standing order or direct debit or by regular deduction from the person’s salary or director’s fees; or
ii.shares are acquired by a PDMR, DE, Insider or PCA by way of a standing election to re-invest dividends or other distributions received; or
iii.shares are acquired as part payment of a PDMR’s, DE’s, Insider’s or PCA’s remuneration or director’s fees.
This includes, for example, entry into (or cancellation of participation in) GSK Share Reward, GSK Share Save and the GSK Dividend Reinvestment Plan (DRIP).

After clearance has been given to enter into a share acquisition scheme, purchases of GSK Securities under such a scheme, do not require clearance.
b.Changing an election to receive cash dividends to an election for dividend reinvestment (and vice versa) within GSK Share Reward.

After clearance has been given to change an election, purchases of GSK Securities via dividend reinvestment do not require clearance.
c.The pledging or lending of GSK Securities (although a pledge, or a similar security interest, of GSK Securities in connection with the depositing of GSK Securities in a custody account is not “Dealing”, unless and until such pledge or other security interest is designated to secure a specific credit facility).
d.Transactions in GSK Securities undertaken by Investment Managers or any other persons professionally arranging or executing transactions on behalf of a PDMR, DE, Insider or a PCA, including where discretion is exercised.
e.Transactions in GSK Securities made under a life insurance policy, where: (i) the policyholder is a PDMR, DE, Insider or PCA; (ii) the investment risk is borne by the policyholder; and, (iii) the policyholder has the power or discretion to make investment decisions regarding specific instruments in that life insurance policy or to execute transactions regarding specific instruments for that life insurance policy.
f.An acquisition, disposal, short sale, subscription or exchange of GSK Securities.
g.The acceptance or exercise of an option over GSK Securities, including of a share option granted as part of a remuneration package, and the disposal of shares stemming from the exercise of a share option.
h.Entering into or exercise of equity swaps related to GSK Securities.
i.Transactions in or related to derivatives over GSK Securities, including cash-settled transactions.
j.Entering into a contract for difference on GSK Securities.
k.The acquisition, disposal or exercise of rights in relation to GSK Securities, including put and call options, and warrants.
l.Subscription to a share capital increase or debt instrument issuance of GSK.

m.Transactions in derivatives and financial instruments linked to a debt instrument of GSK including credit default swaps.
n.Conditional transactions relating to GSK Securities.
o.Automatic or non-automatic conversion of a company security into another company security, including the exchange of convertible bonds to shares.
p.Transactions executed in index-related products, baskets and derivatives transacting in GSK Securities.
q.Transactions executed in shares or units of investment funds which transact in GSK Securities.
r.Transactions executed by the manager of an investment fund in which the PDMR, DE, Insider or PCA has invested and which transacts in GSK Securities.
s.Transactions executed by an Investment Manager or other third party under an individual portfolio or asset management mandate on behalf or for the benefit of the PDMR, DE, Insider or PCA.
t.Borrowing or lending of shares or debt instruments of GSK or derivatives or other financial instruments linked thereto.
u.Buying and selling units or shares in, or financial instruments which provide an exposure to, a Disregarded Undertaking (clearance is routinely given for this type of dealing).
Transactions that DO NOT constitute dealing
The following transactions do not constitute dealing for the purposes of this Policy but may still constitute dealing for the purpose of the Criminal Justice Act 1993 and Market Abuse Regulation. They may also give rise to a notification obligation for PDMRs and/or their PCAs:

a.the automatic vesting of a conditional award under a GSK employee share scheme;
b.the transfer of GSK Securities by an independent trustee of a GSK employee share scheme to a beneficiary who is not a PDMR, DE or Insider;
c.bona fide gifts and donations of GSK Securities received, or an inheritance of GSK Securities received;
d.at any time other than during a Closed Period, undertakings to accept, or the acceptance of, a takeover offer;
e.transactions in GSK Securities by the trustees where a PDMR, DE, Insider or their PCA act as trustee, provided that the PDMR, DE, Insider or their PCA is not a beneficiary of the trust and the decision to deal is taken by other trustees or by an Investment Manager on behalf of the trustees. The decision to deal must be taken independently of the PDMR, DE, Insider or their PCA and independence is assumed where the decision was (i) taken without consultation with or the involvement of the PDMR, DE, Insider or their PCA; or (ii) was delegated to a committee of which the PDMR, DE or PCA are not members; and
f.conditional transactions relating to GSK Securities. The completion of such transactions upon the fulfilment of the conditions (provided no further action is required by the PDMR, DE or Insider) does not constitute dealing and therefore does not require clearance, but such completion could give rise to a notification obligation for PDMRs and/or their PCAs.

Appendix 2:     Examples of when clearance is required in relation to GSK Share Schemes and US pension plans
The following is a non-exhaustive guide as to whether you need to obtain clearance to deal before undertaking a transaction in relation to GSK share schemes or US pension plans. If you are in any doubt as whether you need to seek clearance before dealing contact Secretariat.

GSK share scheme	Transaction	Are you required to obtain clearance before transacting?
Deferred Annual Bonus Plan	Award and automatic vesting of shares/ADSs	NO*
	Dividend reinvestment during vesting period	NO*
	Sale or transfer of shares/ADSs at vesting	YES
	Sale or transfer of shares/ADSs any time after vesting	YES
Performance Share Plan	Award and automatic vesting of shares/ADSs	NO*
	Dividend reinvestment during vesting period	NO*
	Sale or transfer of shares/ADSs at vesting	YES
	Sale or transfer of shares/ADSs any time after vesting	YES
Share Value Plan	Award and automatic vesting of shares/ADSs	NO*
	Sale or transfer of shares/ADSs at vesting	YES
	Sale or transfer of shares/ADSs any time after vesting	YES
Share Reward	Application to join	YES
	Change election from dividend reinvestment to cash and vice versa	YES
	Change monthly contribution amount	YES
	Monthly purchase of shares	NO
	Purchase of shares using reinvested dividends	NO
	Sale or transfer of shares	YES
Share Save	Application to join	YES
	Change monthly contribution amount	YES
	Exercise option and sell / transfer / retain shares	YES
Transactions after shares/ADSs have vested:
Computershare (EquatePlus) Vested Shares Account	Sale or transfer of shares	YES

GSK share scheme	Transaction	Are you required to obtain clearance before transacting?
Shares held in your name in certificated form or in the Corporate Sponsored Nominee with Computershare	Purchase of shares	YES
	Change election from dividend reinvestment to cash and vice versa	YES
	Sale of shares	YES
Shares held with a custodian or broker	Purchase of shares	YES
	Sale or transfer of shares	YES
401k Plan	Sale of ADSs	YES
ESSP	Sale of ADSs	YES
401k Plan	Change to the allocation of contributions made to the Plan	YES
ESSP	Change to the allocation of contributions made to the Plan	YES

* GSK will ensure the appropriate arrangements are in place to allow for automated awards and vesting. You do not need to apply for clearance for these transactions but you must apply for, and obtain, clearance if you wish to sell GSK shares/ADSs at or after the time they vest.

Appendix 3:     Dealings which may be given clearance during a Prohibited Period
Part A: In exceptional circumstances including if you are in severe financial difficulty
a.You may be granted clearance to sell (but not to purchase) GSK shares or ADSs (but not other GSK Securities) during a Prohibited Period if you are in severe financial difficulty or there are other exceptional circumstances which require an immediate sale. If clearance is granted, you are only allowed to sell GSK shares or ADSs to the extent necessary to obtain the required financial resources.
b.You must accompany any request to deal with a written statement which describes the exceptional character of the circumstances, explains the transaction envisaged, why the sale of GSK shares or ADSs is the only reasonable means of obtaining funds required by you and why the proposed transaction cannot be executed at a time other than during the Prohibited Period.
c.Circumstances will only be treated as “exceptional” if they are extremely urgent, unforeseen and compelling and where their cause is external to you and over which you have or had no control. When considering whether the circumstances are exceptional, GSK will take into account (among other things) the extent to which you:
-are facing a legally enforceable financial commitment or claim such as a court order to sell the relevant shares or ADSs; and
-could not reasonably satisfy a financial commitment (entered into before the start of the relevant Prohibited Period) to a third party (including a tax authority) other than by selling the relevant shares or ADSs.
d.The determination as to whether you are in severe financial difficulty or that there are other exceptional circumstances which require the immediate sale of GSK shares or ADSs is made by the Chair or, in his absence, the CEO. Their decision shall be final and not open to any challenge or appeal.
e.Given the stringent requirements described above, clearance to deal under these circumstances is unlikely to be granted except in rare cases.

Part B – Other dealings which may be given clearance during a Prohibited Period
The following tables sets out dealings which may be given clearance during a Prohibited Period provided certain conditions are met:
If you are PDMR, DE or Insider:

Type of dealing which may be given clearance in a Prohibited Period	Conditions which must be met for clearance to be considered (in each case all conditions must be met)
Employee share schemes:
Non-discretionary awards or grants of GSK Securities to PDMRs/DEs/Insiders under a GSK employee share scheme
–Employee share scheme and its terms were previously approved by GSK shareholders or Board (as applicable)
–Terms of the scheme specify the timing of the award or grant and the amount of GSK Securities awarded or granted, or the basis on which the amount is to be calculated, and do not allow for the exercise of discretion by the PDMR/DE/Insider
–PDMR/DE/Insider does not have any discretion as to the acceptance of the award or grant

Pre-planned awards and grants of GSK Securities to PDMRs/DEs/Insiders under a GSK employee share scheme
–Frequency and timing of the awards or grants, their conditions, the amount of GSK Securities to be awarded or granted and the group of recipients are determined in accordance with a framework established before the start of the Prohibited Period such that Inside Information cannot influence any such award or grant

Pre-approved exercise of option or other rights assigned to PDMRs/DEs/Insiders (as well as sales of shares acquired pursuant to such exercise) where the period for exercise is due to expire within a Prohibited Period
–PDMR/DE/Insider notifies GSK of their election to exercise (and, if relevant, sell) at least four months before the expiry date and such election is irrevocable
–PDMR/DE received clearance to exercise in accordance with Part A of this Policy prior to making such irrevocable notification

Acquisition of GSK Securities by a PDMR/DE/Insider under an employee saving scheme (e.g. Share Save)
–PDMR/DE/Insider has entered the saving scheme before the start of the Prohibited Period, except when they cannot enter into the scheme at another time due to the commencement date of his or her employment
–PDMR/DE/Insider does not alter the terms of their participation in the saving scheme or cancel such participation during the Prohibited Period
–Arrangements for the purchase of GSK Securities are either clearly set under the saving scheme terms and the PDMR/DE/Insider cannot alter them during the Prohibited Period or are planned under the saving scheme to occur at a fixed date which falls in the Prohibited Period

If you are a PDMR or DE:

Type of dealing which may be given clearance in a Prohibited Period	Conditions which must be met for clearance to be considered (in each case all conditions must be met)
Entitlements in respect of rights issues and other offers:
During a Closed Period only:

–An undertaking or election to take up entitlements under a rights issue or other offer (including an offer of GSK Securities instead of a cash dividend)
–The take up of entitlements under a rights issue or other offer (including an offer of GSK Securities instead of a cash dividend)
–Allowing entitlements to lapse under a rights issue or other offer (including an offer of GSK Securities instead of a cash dividend)
–Sale of sufficient entitlements nil-paid to take up the balance of the entitlements under a rights issue

–PDMR/DE does not have access to any information that constitutes Inside Information and explains the reasons why such dealing cannot take place at another time and GSK is satisfied with that explanation

Transfers between accounts:
During a Closed Period only: Transfer of GSK Securities between two accounts of PDMR or Designated Employee
–PDMR/DE does not have access to any information that constitutes Inside Information
–PDMR/DE explains the reasons why the transfer cannot take place at another time and GSK is satisfied with that explanation
–Transfer does not result in a change in the beneficial ownership or price of the relevant GSK Securities
NOTE: The transfer of GSK Securities between a PDMR/DE and another person (including their PCA) is not permitted during a Closed Period

Vesting:
Where GSK must decide if vesting can occur and the decision is taken by PDMRs (through their role on the Remuneration Committee)
–A PDMR can still make vesting decisions on behalf of GSK if GSK can show that it has established adequate internal procedures that ensure the PDMR who made the decision was not in possession of Inside Information